COMPOSITE
                                     BY-LAWS
                                OF HYDROMER, INC.
                             AS OF FEBRUARY 3, 2000

                                    ARTICLE I

                                     OFFICES

     1. Registered Office and Agent. The registered office of the Corporation in the State of New Jersey is at 35 Columbia Road, Branchburg, New Jersey 08876-3518. The registered agent of the Corporation at such office is Manfred F. Dyck.

     2. Principal Place of Business. The principal place of business of the Corporation is 35 Columbia Road, Branchburg, New Jersey 08876-3518.

     3. Other Places of Business. Branch or subordinate places of business or offices may be established at any time by the Board at any place or places where the Corporation is qualified to do business.


                                   ARTICLE II

                                  SHAREHOLDERS

     1. Annual Meeting. The annual meeting of shareholders shall be held upon not less than ten (10) nor more than sixty (60) days written notice of the time, place and purposes of the meeting at 10:00 o'clock a.m. on the last Thursday of the month of October of each year at 35 Columbia Road, Branchburg, New Jersey 08876-3518, or at such other time and place as shall be specified in the Notice of Meeting, in order to elect directors and transact such other business as shall come before the meeting. If that date is a legal holiday, the meeting shall be held at the same hour on the next succeeding business day.

     2. Special Meeting. A special meeting of shareholders may be called for any purpose by the Chairman of the Board or Board. A special meeting shall be held upon not less than ten (10) or more than sixty (60) days written notice of the time, place, and purpose of the meeting.

     3. Action Without Meeting. The shareholders may act without a meeting if, prior or subsequent to such action, each shareholder who would have been entitled to vote upon such action shall consent in writing to such action. Such written consent or consents shall be filed in the minute book.

     4. Quorum. The presence at a meeting in person or by proxy of the holders of shares entitled to cast fifty percent (50%) of the votes shall constitute a quorum.


                                  ARTICLE III

                               BOARD OF DIRECTORS

     1. Number and Term of Office. The Board shall consist of not less than three (3) nor more than eight (8)* members, as shall be determined from time to time by the Board of Directors. Each director shall be elected by the shareholders at each annual meeting and shall hold office until the next annual meeting of shareholders and until that director successor shall have been elected and qualified. Directors need not be United States citizens or residents of New Jersey or shareholders of the Corporation. * revised 2/3/00 from 6

     2. Regular Meetings. A regular meeting of the Board shall be held without notice immediately following and at the same place as the annual shareholders' meeting for the purpose of electing officers and conducting such other business as may come before the meeting. The Board, by resolution, may provide for additional regular meetings which may be held without notice, except to members not present at the time of the adoption of the resolution.


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     3. Special Meetings. A special meeting of the Board may be called at any time by the Chairman of the Board or by a majority of the directors for any purpose. Such meeting shall be held upon one (1) day's notice if given orally (either by telephone or in person), or by telegraph, or by three (3) days' notice if given by depositing the notice in the United States mails, postage prepaid. Such notice shall specify the time and place of the meeting.

     4. Action without Meeting. The Board may act without a meeting if, prior or subsequent to such action, each member of the Board shall consent in writing to such action. Such written consent or consents shall be filed in the minute book.

     5. Quorum. A majority of the number of directors who are or would be in office if there were no vacancies shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.

     6. Vacancies in Board of Directors. Any vacancy in the Board, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.

     7. Committees of the Board of Directors. The Board, by resolution, may from time to time designate members of the Board to constitute a committee or committees which shall consist of such persons and shall have such powers as the Board may determine and specify at the respective resolutions effecting such designations. The Board shall have the power, by resolution, at any time, with respect to any committee created pursuant to this section to change the members of any such committee, to fill the vacancies on any such committee and to discharge any such committee.


                                   ARTICLE IV

                                WAIVERS OF NOTICE

     Any notice required by these By-Laws, by the Certificate of Incorporation, or by the New Jersey Business Corporation Act may be waived in writing by any person entitled to notice. The waiver or waivers may be executed either before or after the event with respect to which notice is waived. Each director or shareholder attending a meeting without protesting prior to its conclusion, the lack of proper notice shall be deemed conclusively to have waived notice of the meeting.


                                    ARTICLE V

                                    OFFICERS

     1. Election. At its regular meeting following the annual meeting of shareholders, the Board shall elect a Chairman of the Board, a President, a Treasurer, a Secretary, and it may elect such other officers, including one or more Vice Presidents, as it shall deem necessary. One person may hold two or more offices.

     2. Duties and Authority of Chairman of the Board. The Chairman of the Board shall be the Chief Executive Officer of the Company and shall preside over all meetings of the Board of Directors of the Corporation and shall have the authority to call regular and special meetings of the Board of Directors. The Chairman of the Board shall perform such duties and undertake such responsibilities as the Board of Directors shall require.

     3. Duties and Authority of President. The President shall be the Chief Operating Officer of the Corporation. Subject only to the authority of the Board of Directors, he shall have general charge and supervision over, and responsibility for, the business and affairs of the Corporation. Unless otherwise directed by the Board, all other officers shall be subject to the authority and supervision of the President. The President may enter into and execute in the name of the Corporation contracts or other instruments in the regular course of business of contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board. He shall have the powers and duties of a management usually vested in the office of a president of a corporation.


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     4. Duties and Authority of Vice President. The Vice President shall perform such duties and have such authority as from time to time may be delegated to him by the Chairman of the Board, the President or by the Board. In the absence of the President or in the event of his death, inability, or refusal to act, the Vice President shall perform the duties and be vested with the authority as the President.

     5. Duties and Authority of Treasurer. The Treasurer shall have the custody of the funds and securities of the Corporation and shall keep or cause to be kept regular books of account for the Corporation. The Treasurer shall perform such other duties and possess such other powers as are incident to the office or as shall be assigned by the President.

     6. Duties and Authority of Secretary. The Secretary shall cause notice of all meetings to be served as prescribed in these By-Laws and shall keep or cause to be kept the minutes of all meetings of the shareholders and the Board. The Secretary shall have charge of the seal of the Corporation. The Secretary shall perform such other duties and possess such other powers as are incident to that office or as are assigned by the President.

     7. Other Officers. The Chairman of the Board can appoint such other officers as he from time to time believes are necessary for carrying out the business of the Corporation.

     8. Compensation. The Chairman of the Board shall have the authority to fix the annual compensation, including bonuses, to be paid to the other officers of the Corporation.


                                   ARTICLE VI

                 AMENDMENTS TO AN EFFECT OF BY-LAWS; FISCAL YEAR

     1. Force and Effect of By-Laws. These By-Laws are subject to the provisions of the New Jersey Business Corporation Act and the Corporation Certificate of Incorporation, as it may be amended from time to time. If any provision in these By-Laws is inconsistent with a provision in that Act or the Certificate of Incorporation, the provision of that Act or the Certificate of Incorporation shall govern.

     2. Amendments to By-Laws. These By-Laws may be altered, amended or repealed by the shareholders or the Board. Any By-Law adopted, amended or repealed by the shareholders may be amended or repealed by the Board, unless the resolution of the shareholders adopting such By-Law expressly reserves to the shareholders the right to amend or repeal it.

     3. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of July of each year.


                                   ARTICLE VII

                                 INDEMNIFICATION

     Every person who is or was on or after February 20, 1987, a director or officer, employee or agent of the Corporation, or any person who on or after February 20, 1987, serves or has served in any capacity with any other enterprises at the request of the Corporation, shall be indemnified by the Corporation to the fullest extent permitted by law. The Corporation shall indemnify such persons against all expenses and liabilities reasonably incurred by or imposed on them in connection with any proceedings to which they have been or may be made parties, or any proceedings in which they may become involved by reason of being or having been a director or officer of the Corporation, or by reason of serving or having served another enterprise at the request of the Corporation, whether or not in the capacities of directors or officers of the Corporation at the time the expenses or liabilities are incurred.


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